EX-2

                         SHARE EXCHANGE AGREEMENT

                         SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made as of 18th May, 2004 by and between World Am Communications, Inc., a Nevada corporation ("WLDI"), and World Am Security Venture Company, Ltd., a privately held China corporation ("WSVC"), to be formed, capitalized and registered as detailed elsewhere herein.

                                 RECITALS

WHEREAS, James Kang is the owner of all the issued and outstanding shares (the "Shares") of capital stock of WSVC; and,

WHEREAS, WLDI desires to purchase from WSVC, and WSVC desires to sell to WLDI, all the Shares in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                AGREEMENTS

1. Purchase and Sale. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the parties shall exchange its common stock on the basis stated below. WSVC shall sell, assign, transfer and deliver to WLDI all of the issued and outstanding shares of WSVC common stock representing in the aggregate one share. WLDI shall sell, assign, transfer and deliver to WSVC and or assigns 20,000,000 shares of its issued restricted common stock being share certificate #s 1212 and 1213, and 100 shares of convertible preferred stock more fully described in 10. "Post Closing Obligations" collectively referred to hereinafter as the "Purchase Price".

2. Closing. The closing (the "Closing") of the exchange of the Shares shall take place on 18th May 2004, or at such other date, time or place as may be agreed upon in writing by the parties hereto, but not later than 31st May 2004 (the" Termination Date"). The date of the Closing is sometimes herein referred to as the "Closing Date."

2.1  Items to be Delivered Immediately Prior to or at Closing.  At the
Closing:

     (a) WSVC shall deliver after WLDI has submitted all necessary documentation as set forth in Exhibit A of this agreement, as soon as practical after the closing date, to WLDI a certificate evidencing that WLDI owns 100% of WSVC issued by Chinese
     Industrial & Commercial Bureau and/or other competent Chinese government or official entities with jurisdiction over such matters;

     (b) WLDI shall deliver to WSVC a certificate or certificates representing as set forth in 1. above;

3. Representations and Warranties of WSVC. WSVC hereby represents and warrants to WLDI the representations and warranties, as follows:

3.1 Corporate Status. WSVC is a corporation duly organized (or to be organized as soon as practical), validly existing and in good standing under the Laws of China and shall become qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents and bylaws of WSVC that will have been delivered to WLDI as of the closing date hereof (or as soon as practicable thereafter) will be current, correct and complete.

3.2 Authorization. WSVC has (or will obtain) the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it. Each transaction document executed and delivered by WSVC will have been duly executed and delivered by WSVC and shall constitute a valid and binding obligation of WSVC, enforceable against WSVC in accordance with its terms.

3.3 Consents and Approvals. Except for the filings, permits, authorizations, consents and approvals under Chinese, or United States federal and/or state securities laws, and applicable stock exchange regulations, which may be applicable, neither the execution and delivery by WSVC of the transaction documents to which it is a party, nor the performance of the transactions performed or to be performed by WSVC, in order to obtain consent or approval, shall constitute a Default or cause any payment obligation to arise.

3.4 Capitalization. The authorized capital stock will be deposited in WSVC as required under Chinese law for entities of the type and intended operations as WSVC.

3.5 Financial Statements. WSVC acknowledges that the books and records will fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles ("GAAP"), the financial position of WSVC as at the date hereof, and all material financial transactions of the WSVC relating to the Business have been accurately recorded in such books and records. However, an audit of said books and records shall be required within 45 days after the date of closing of this transaction.

3.6 Real Property. WSVC has or shall obtain the corporate power to own or lease its property and to carry on the Business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the Business or the property owned or leased by it makes such qualification necessary; and it has or will have on the Closing Date all necessary licenses, permits, authorizations and consents to operate its Business in accordance with the terms of its Business Plan. WSVC has agreed to invest up to $5,000,000 to acquire a new manufacturing plant and other facilities for the purpose of manufacturing authorized products of WLDI and/or its subsidiaries. It is understood that this investment is a requirement antecedent and that failure to make the investment will be considered a breach of contract that may cause irreparable harm to WLDI.

3.7 Liabilities. There are no material liabilities of WSVC of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which WLDI may become liable on or after the consummation of the transaction contemplated by this agreement, other than liabilities which may be reflected on WSVC's Financial Statements, liabilities disclosed or referred to in this agreement or in the Schedules attached hereto, or liabilities incurred in the ordinary course or business and attributable to the period AFTER the date of WSVC's Financial Statements, none of which shall have been materially adverse to the nature of the Business, results of operations, assets, financial condition or manner of conducting the Business.

3.8  Taxes.

     (a) WSVC will have timely filed all Tax Returns, if any, required to be filed on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects. WSVC has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return, except where the failure to file such return or pay such taxes would not have a Material Adverse Effect. No claim has ever been made by any authority in any jurisdiction where WSVC does not file Tax Returns that WSVC may be subject to taxation in that jurisdiction.

     (b) After the closing date WLDI shall be required to file any and all such required tax returns. There are no ongoing examinations or claims against WSVC for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. WSVC has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax as of the date of this Agreement.

3.9 Subsidiaries. WSVC does not own currently, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

3.10 Legal Proceedings and Compliance with Law. As of the closing date, there is no litigation that is pending or, to WSVC's knowledge, threatened against WSVC. To WSVC's knowledge, there has been no default under any laws applicable to WSVC, and WSVC has not received any notices from any governmental entity regarding any alleged defaults under any laws. There has been no default with respect to any court order applicable to WSVC.

3.11 Contracts. As of the closing date, WSVC is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to the Business.

3.12 Accuracy of Information. To WSVC's knowledge, no representation or warranty by WSVC in any Transaction Document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

3.13 Finders Fees. No person retained by WSVC or WSVC is or will be entitled to any commission or finders or similar fee in connection with the transactions.

4. Representations and Warranties of WLDI. WLDI hereby represents and warrants to WSVC as follows:

4.1 Corporate Status. WLDI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and is qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents of WLDI that have been delivered to WSVC as of the date hereof are effective under applicable Laws and are current, correct and complete.

4.2 Authorization. WLDI has the requisite power and authority to own its assets and to carry on its business. WLDI has the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it. Such execution, delivery and performance by WLDI have been duly authorized by all necessary corporate action. Each transaction document executed and delivered by WLDI has been duly executed and delivered by WLDI and constitutes a valid and binding obligation of WLDI, enforceable against WLDI in accordance with its terms.

4.3 Consents and Approvals. Except for the filings, permits, authorizations, consents and approval under federal and/or state securities laws, and applicable stock exchange regulations, which may be applicable, neither the execution and delivery by WLDI of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by WLDI, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise.

4.4 Capitalization. The authorized capital stock of WLDI consists of 800,000,000 shares of common stock, of which 533,033,232 shares have been duly issued and are outstanding as fully paid and non-assessable, as of 1st April 2004.

4.5 Financial Statements. WLDI acknowledges that the books and records fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles ("GAAP"), the financial position of WLDI as at the date hereof, and all material financial transactions of WLDI relating to the business have been accurately recorded in such books and records.

4.6 Real Property. WLDI has the corporate power to own or lease its property and to carry on the business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the business or the property owned or leased by it makes such qualification necessary; and it has or will have on the Closing Date all necessary licenses, permits, authorizations and consents to operate its business in accordance with the terms of its Business Plan.

4.7 Liabilities. There are no material liabilities of WLDI of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which WSVC may become liable on or after the consummation of the transaction contemplated by this agreement, other than liabilities which may be reflected on WLDI's Financial Statements, liabilities disclosed or referred to in this agreement or in the Schedules attached hereto, or liabilities incurred in the ordinary course or business and attributable to the period since the date of WLDI's Financial Statements, none of which has been materially adverse to the nature of the Business, results of operations, assets, financial condition or manner of conducting the Business.

4.8 Subsidiaries. WLDI does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity, except those reported in public records.

4.9 Legal Proceedings and Compliance with Law. There is no litigation that is pending or, to WLDI's knowledge, threatened against WLDI, except as noted in the most recent public filings. To WLDI's knowledge, there has been no default under any laws applicable to WLDI, and WLDI has not received any notices from any governmental entity regarding any alleged defaults under any Laws. There has been no default with respect to any Court Order applicable to WLDI.

4.10 Contracts. WLDI is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to the Business.

4.11  Intellectual Property.   WLDI has good and valid title to
and ownership of all Intellectual Property (defined herein as trade marks, trade names or copyrights, patents, domestic or foreign) necessary for its Business and operations (as now conducted and as proposed to be conducted). There are no outstanding options, licenses or agreements of any kind to which WLDI is a party or by which it is bound relating to any Intellectual Property, whether owned by WLDI or another person. To the knowledge of the WLDI, the business of WLDI as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

4.12 Corporate Records. The minute books of WLDI contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and WLDI. The stock record books of WLDI are complete, correct and current.

4.13 Finder's Fees. No Person retained by WLDI or WLDI is or will be entitled to any commission or finder's or similar fee in connection with the transactions, except Steven Vicory.

4.14 Accuracy of Information. To WLDI's knowledge, no representation or warranty by WLDI in any transaction document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

5.  Covenants of WSVC.

5.1 Conduct of the Business. Except as contemplated or otherwise consented to by WLDI in writing, after the date of this Agreement and after the date of closing, WSVC shall carry on the business in the ordinary course. However, (a) WSVC shall not: amend its Charter Documents or bylaws; merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof; split, combine or reclassify its outstanding capital stock; enter into any Contract or otherwise incur any Liability outside the ordinary course of business; discharge or satisfy any Encumbrance or pay or satisfy any material Liability except pursuant to the terms thereof; compromise, settle or otherwise adjust any material claim or litigation; make any capital expenditure involving in any individual case more than $5,000; incur any indebtedness for borrowed money or issue any debt securities; declare or pay any dividend or other distribution on its capital stock; materially decrease its working capital; increase the salaries or other compensation payable to any employee, or take any action, or fail to take any reasonable action within its control, as a result of which a material event would be likely to occur, and (b) WSVC preserve intact the current business organization of WSVC.

5.2 Access to Information. From the date of this Agreement to the Closing Date, WSVC shall cause WSVC to give to WLDI and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to WSVC as the other party may reasonably request. WLDI shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available and will sign such standard and customary non-disclosure agreements as are reasonably requested by WSVC.

5.3 No Solicitation. From and after the date hereof until the earlier of the Termination Date or the date of termination of this Agreement pursuant to Section 11, without the prior written consent of WLDI, WSVC will not, and will not authorize or permit any WSVC Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. If WSVC receives any such inquiries, offers or proposals shall (a) notify WLDI orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hour of the receipt thereof, (b) keep WLDI informed of the status and details of any such inquiry, offer or proposal, and (c) give WLDI five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets. Notwithstanding the foregoing, the WSVC will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

5.4 Confidentiality. WSVC agrees that after receipt (a) all information received by it pursuant to this Agreement and (b) any other information that is disclosed by WLDI to it and is identified by the WLDI as being confidential or proprietary, shall be considered confidential information. Each Party further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law, regulation (including the Listing Rules) or applicable process, provided that to the extent possible WLDI shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in WLDI; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by WLDI, (2) becomes known to the public through no fault WSVC, (3) is disclosed to WSVC on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by WSVC.

5.5 Transfer of Assets and Business. WSVC shall, and shall cause WSVC to, take such reasonable steps as may be necessary or appropriate, in the judgment of WLDI, so that WLDI shall be placed in actual possession and control of all of the Assets and the Business, and WSVC shall be owned and operated as a wholly owned subsidiary of WLDI.

5.6 Disclosure of Fundraising. WSVC will disclose to WLDI any fund raising activities, which shall occur prior to the date of closing. Further, WSVC will assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of WSVC's corporate purpose and business plan. Prior written approval of WLDI is required to use funds for any other purposes.

6.  Covenants of WLDI.

6.1 Fulfillment of Closing Conditions. At and prior to the Closing, WLDI shall use commercially reasonable efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each such party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

6.2 Access to Information. From the date of this Agreement to the Closing Date, the WLDI shall cause WLDI to give to WSVC and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to WLDI as the other party may reasonably request. WSVC shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available and will sign such standard and customary non-disclosure agreements as are reasonably requested by WLDI.

6.3 No Solicitation. From and after the date hereof until the earlier of the Termination Date or the date of termination of this Agreement pursuant to Section 11, without the prior written consent of WSVC, WLDI will not, and will not authorize or permit WLDI Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. If WLDI receives any such inquiries, offers or proposals shall (a) notify WSVC orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hour of the receipt thereof, (b) keep WSVC informed of the status and details of any such inquiry, offer or proposal, and (c) give WSVC five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets. Notwithstanding the foregoing, the WLDI will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

6.4  Confidentiality.

WLDI agrees that after receipt (a) all information received by it pursuant to this Agreement and (b) any other information that is disclosed by WSVC to it and is identified by the WSVC as being confidential or proprietary, shall be considered confidential information. Each Party further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law, regulation (including the Listing Rules) or applicable process, provided that to the extent possible WSVC shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in WSVC; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by WLDI, (2) becomes known to the public through no fault WLDI, (3) is disclosed to WLDI on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by WLDI.

6.5 Disclosure of Fundraising. WLDI will disclose to WSVC any fund raising activities which shall occur prior to the date of closing. Further, WLDI will assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of WLDI's corporate purpose and business plan. Prior written approval of WSVC is required to use funds for any other purposes.

7.  Mutual Covenants.

7.1 Fulfillment of Closing Conditions. At and prior to the Closing, each party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable after the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

7.2 Disclosure of Certain Matters. WSVC on the one hand, and WLDI, on the other hand, shall give WLDI and WSVC, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in this Agreement will not be satisfied prior to the Termination Date (defined below).

7.3 Public Announcements. WSVC and WLDI shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law, none of such Parties nor any other Parties shall issue any such press release or make any such public statement without the consent of the other parties hereto.

7.4 Confidentiality. If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party and shall return to such other party or affiliate all copies made by it or its representatives of Confidential Information provided by such other party or affiliate.

8. Conditions Precedent to Obligations of WLDI. All obligations of WLDI to consummate the Transactions are subject to the satisfaction prior thereto of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of WLDI contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

8.2 Agreements, Conditions and Covenants. WLDI shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

8.3 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

9. Conditions Precedent to Obligations of WSVC. All obligations of WLDI to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of WSVC contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

9.2 Agreements, Conditions and Covenants. WSVC shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

9.3 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has a reasonable likelihood of causing a Material Adverse Effect.

10.  Cost-Closing Obligations.

     (a) After closing, James Kang will become director emeritus of WLDI; subject to normal procedure for nomination and election of such new members;

     (b) In order to accomplish a fair exchange in the valuation of shares exchanged, WLDI shall issue 100 Convertible Preferred Shares to James Kang; the shares shall be convertible to the number of shares of WLDI common stock required to equal the verified/audited amount of capital invested in WSVC by James Kang less the value on the date of conversion of the 20,000,000 shares of common stock issued at closing of this agreement. In the event WLDI does not have sufficient shares to allow for this conversion, WLDI will make other arrangements to compensate James Kang for the differential in value. No conversion shall be allowed until the earlier of six months after the date of closing or 90 days following any reverse split of the common shares of WLDI. The proxy for all such shares issued shall vest with James
     H. Alexander.

11.  Termination

11.1 Grounds for Termination. This Agreement may be terminated at any time before the Closing Date:

     (a)  By mutual written consent of WSVC and WLDI;

     (b) By WSVC or WLDI if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

     (c) By WSVC or WLDI if a court of competent jurisdiction or govern mental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and non-appealable;

     (d) By WLDI, if WSVC shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by WSVC shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, including failure to keep WLDI current in its filings and honor existing agreements; and

     (e) By WSVC, if WLDI shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the WSVC hereunder.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, the agreements contained in Section 7.4 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12.  General Matters.

12.1 Arbitration. Any dispute concerning the interpretation or execution of this agreement which cannot be settled amicably between the parties shall be referred, at the request of one of the parties, to an arbitrator designated by mutual agreement between the said parties. If the parties are unable to designate an arbitrator within thirty days of receipt of the notification of a request for arbitration, the arbitrator shall be appointed, at the request of one of the parties, by the States. The place of arbitration shall be Las Vegas, Nevada. The arbitrator's decision shall be final and binding and no appeal to a court or any other jurisdiction shall be allowed.

12.2 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties with respect to the transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

12.3  Amendment, Parties in Interest, Assignment, Etc.  This
Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any Person other than WSVC and WLDI and their respective heirs, legal representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

12.4 Further Assurances. At and after the Closing, WSVC and WLDI shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

12.5 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original.

12.7 Schedules. Any items listed or described on Schedules shall be listed or described under a caption that identifies the Sections of this Agreement to which the item relates.

13. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Party hereto:

If to WSVC:

Jian (James) Kang, Managing Director
A 5011, Chateau Agency, No. 2 Jingtain Road
Chaoyang, Beijing, China 100016

If to WLDI:

James Alexander, President
1400 West 122nd Avenue, Suite 104
Westminster, Colorado 80234

14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada without regard to its provisions concerning conflict of laws.

IN WITNESS WHEREOF, this Acquisition Agreement has been executed by the parties hereto as of the day and year first written above.

WLDI


By: /s/  James H Alexander
James Alexander, CEO



WSVC


By: /s/  James Kang
James Kang, Managing Director




                                 Exhibit A

The following is the necessary documentation that must be submitted by WLDI in accordance of the Terms and Conditions of the Share
Exchange Agreement.

     - Certificate of Good Standing for WLDI with seal

     - Articles of Incorporation and any amendments for WLDI

     - Bank reference letter

     - 2 years financials (10K for year 2002 and 2003)

     - Resolution from WLDI CEO and Chairman for the initial Board of Directors of the wholly foreign owned enterprise

     - Certification of signature of James H Alexander

     - Passport page and four passport photos of the nominated Board of Directors

     - Power of Attorney from WLDI to James Kang concerning any and all aspects of the formation of the wholly foreign owned enterprise

     - If office space in Beijing then a leasing agreement concerning WLDI for the office space

     - Payment of any and all registration fees as required and estimated to be approximately $18,000 (USD)